Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

American National Insurance Company:

We consent to the incorporation by reference in the registration statement (No. 001-3480) on Form 10-12B and Registration No.133-160698 on Form S-8 of American National Insurance Company (the Company) of our reports dated February 28, 2018, with respect to the consolidated statements of financial position of the Company as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes, and financial statement schedules I to V (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10-K of American National Insurance Company.

/s/ KPMG LLP

Houston, Texas

February 28, 2018